Exhibit 99.2

Subject to Opinion Committee Approval

[closing date], 2024

To the Persons Listed on the Attached Schedule I

Re: Federal and California Constitutional Issues related to PG&E Recovery Bonds

Opinion Recipients:

We have served as counsel to Pacific Gas and Electric Company, a California corporation (“PG&E”), in connection with the issuance and sale on the date hereof by PG&E Recovery Funding LLC, a Delaware limited liability company (the “Issuer”), of $[•] aggregate principal amount of the Issuer’s Senior Secured Recovery Bonds, Series 2024-A (the “Bonds”), which are more fully described in the Registration Statement on Form SF-1 (File Nos. 333-278688 and 333-278688-01) filed on April 15, 2024, as amended by Amendment No. 1 filed on May 24, 2024 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (collectively, the “Registration Statement”), and the preliminary prospectus (the “Prospectus”) included as part of the Registration Statement. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [date], 2024 (the “Underwriting Agreement”) between PG&E, the Issuer, and underwriters named in Schedule I to the Underwriting Agreement. The Bonds are being issued under the provisions of the Indenture dated as of the date hereof (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”) and account bank and securities intermediary. According to the Indenture, the Indenture Trustee holds the recovery property described below (the “Recovery Property”) as collateral security for the payment of the Bonds.

On July 12, 2019, Governor Gavin Newsom signed into law Assembly Bill No. 1054, which amended Division 1, Part 1, Chapter 4, Article 5.8 (commencing with Section 850) of the California Public Utilities Code. The California legislature later amended Article 5.8 with Assembly Bill No. 1513 (Article 5.8, as amended, is referred to herein as the “Wildfire Financing Law”). The Wildfire Financing Law authorizes “electrical corporations”1 to file an application for “recovery of costs and expenses related to catastrophic wildfires,” including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 that the California Public Utilities Commission (“CPUC”) has found are “just and reasonable” for recovery.2 In such event, the Wildfire Financing Law provides that the CPUC may issue an irrevocable “financing order” to provide for the recovery of “recovery costs” through the issuance of “recovery bonds” secured by a pledge of “recovery property.”3

[1]	As defined in Section 218 of the Public Utilities Code.
[2]	Pub. Util. Code Section 850(a)(2).
[3]	Id. Section 850(b)(6)–(11).

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS  DUBAI  HOUSTON  LONDON

LOS ANGELES  MIAMI  NEW YORK  RICHMOND  SAN FRANCISCO  TOKYO  TYSONS  WASHINGTON, DC

www.HuntonAK.com

To the Persons Listed on the Attached Schedule I

[closing date], 2024

The term “recovery property” is defined in the Wildfire Financing Law as follows:

(A) “Recovery property” means the property right created pursuant to this article, including, without limitation, the right, title, and interest of the electrical corporation or its transferee:

(i) In and to the fixed recovery charges established pursuant to a financing order, including all rights to obtain adjustments to the fixed recovery charges in accordance with Section 850.1 and the financing order.

(ii) To be paid the amount that is determined in a financing order to be the amount that the electrical corporation or its transferee is lawfully entitled to receive pursuant to the provisions of this article and the proceeds thereof, and in and to all revenues, collections, claims, payments, moneys, or proceeds of or arising from the fixed recovery charges that are the subject of a financing order.

(B) “Recovery property” shall not include a right to be paid fixed recovery tax amounts.

(C) “Recovery property” shall constitute a current property right, notwithstanding the fact that the value of the property right will depend on consumers using electricity or, in those instances where consumers are customers of the electrical corporation, the electrical corporation performing certain services.4

Moreover, Section 10 of the Wildfire Financing Law—which amended Section 850.1 of the Public Utilities Code and is referred to herein as the “State Pledge”—reads, in relevant part:

The State of California does hereby pledge and agree with the electrical corporation, owners of recovery property, financing entities, and holders of recovery bonds that the state shall neither limit nor alter, except as otherwise provided with respect to the true-up adjustment of the fixed recovery charges pursuant to subdivision (i), the fixed recovery charges, any associated fixed recovery tax amounts, recovery property, financing orders, or any rights under a financing order until the recovery bonds, together with the interest on the recovery bonds and associated financing costs, are fully paid and discharged, and any associated fixed recovery tax amounts have been satisfied or, in the alternative, have been refinanced through an additional issue of recovery bonds, provided that

[4]	Id. Section 850(b)(11). The “fixed recovery charges established pursuant to a financing order” under Section 850(b)(11)(A)(i) are referred to herein as the “Charges.”

To the Persons Listed on the Attached Schedule I

[closing date], 2024

nothing contained in this section shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the electrical corporation and of owners and holders of the recovery bonds. The financing entity is authorized to include this pledge and undertaking for the state in these recovery bonds.5

On August 10, 2023, PG&E filed an application for a financing order with the CPUC. Consistent with the Wildfire Financing Law, the Recovery Property was created in favor of PG&E pursuant to a financing order issued by the CPUC as Decision 24-02-011 on February 16, 2024 (the “Financing Order”). The Financing Order became final and non-appealable on February 26, 2024. On the date hereof and simultaneous with the issuance of the Bonds, the Recovery Property was sold and assigned to the Issuer in accordance with the provisions of the Recovery Property Purchase and Sale Agreement dated as of [date], 2024 between PG&E and the Issuer in consideration for the payment by the Issuer to PG&E of the proceeds of the sale of the Bonds, net of various issuance costs.

QUESTIONS PRESENTED

You have requested our reasoned opinion with respect to the following questions presented under the Federal and California Constitutions:

(A)(i) Whether the holders of the Bonds (the “Bondholders”), by virtue of the State Pledge, could successfully challenge under Article I, Section 10 of the United States Constitution (the “Federal Contract Clause”), the constitutionality of any legislative action of the State of California (the “State”), whether by legislation or voter initiative (either statutory or constitutional), that becomes law (“Legislative Action”) that limits, alters, or reduces the value of the Recovery Property or the Charges so as to impair (a) the terms of the Indenture or the Bonds or (b) the rights and remedies of the Bondholders (or the Indenture Trustee acting on their behalf) before the Bonds are fully paid and discharged;6

(ii) Whether the Bondholders could successfully challenge under Article I, Section 9 of the California Constitution (the “California Contract Clause”) the constitutionality of any Legislative Action that results in an Impairment; and

(iii) Whether preliminary injunctive relief would be available under federal law to delay implementation of Legislative Action that results in an Impairment pending final adjudication of a claim challenging such Legislative Action in federal court and, assuming a favorable final adjudication of such claim, whether permanent injunctive relief would be available to enjoin the implementation of the challenged Legislative Action.

[5]	Id. § 850.1(e).
[6]	Any impairment described in clause (a) or (b) is referred to herein as an “Impairment.”

To the Persons Listed on the Attached Schedule I

[closing date], 2024

(B)(i) Whether, under the Takings Clause of the Fifth Amendment to the United States Constitution (the “Federal Takings Clause”), the State could repeal or amend the Wildfire Financing Law or take any other action in contravention of the State Pledge without paying just compensation to the Bondholders, as determined by a court of competent jurisdiction, if taking such an action in contravention of the State Pledge (a) constituted a permanent appropriation of a substantial property interest of the Bondholders in the Recovery Property or denied all economically productive use of the Recovery Property; (b) destroyed the Recovery Property other than in response to emergency conditions; or (c) substantially reduced, altered, or impaired the value of the Recovery Property so as to unduly interfere with the reasonable expectations of the Bondholders arising from their investments in the Bonds (a “Taking”); and

(ii) Whether, under Article I, Section 19 of the California Constitution (the “California Takings Clause”) and as determined by a court of competent jurisdiction, the State could repeal or amend the Wildfire Financing Law or take any other action in contravention of the State Pledge, assuming such action constituted a Taking, without paying just compensation to the Bondholders.

OPINIONS

Based on our review of the facts and the relevant judicial authorities, and subject to the qualifications, limitations, and assumptions set forth in this letter (including the assumption that any Impairment would be “substantial”), it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case:

(1) would conclude, with respect to the questions presented above in (A)(i) and (ii), that the State Pledge constitutes a contractual relationship between the Bondholders and the State and that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause or the California Contract Clause the constitutionality of any Legislative Action determined by such court to cause an Impairment before the Bonds are fully paid and discharged;

(2) would conclude, with respect to the question presented above in (A)(iii), that sound and substantial arguments support the granting of preliminary injunctive relief and that permanent injunctive relief is available under federal law to prevent implementation of Legislative Action hereafter taken and determined by such court to cause an Impairment in violation of the Federal Contract Clause; and

To the Persons Listed on the Attached Schedule I

[closing date], 2024

(3) would conclude, with respect to the questions presented above in (B)(i) and (ii), that under the Federal Takings Clause and the California Takings Clause, the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Wildfire Financing Law or taking of any other action in contravention of the State Pledge constituted a Taking, provided that the court might take a more expansive view of emergency conditions, leading to correspondingly narrower restrictions on State action under the California Takings Clause.

We note that this letter is limited to the laws of the United States of America and the State of California. Our opinions are based on our evaluation of the facts and circumstances described herein and the existing precedent and arguments relevant to the factual circumstances likely to exist at the time of a challenge to Legislative Action (or other State action) based on the Federal or California Contract Clause or Takings Clause. Such precedent and such circumstances could change materially from those discussed below. Accordingly, the opinions herein are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. None of the foregoing opinions is intended to be a guaranty as to what a particular court would hold; rather, each such opinion is an expression as to the decision a court ought to reach if the issue were properly prepared and presented and the court followed what we believe to be the applicable legal principles under existing precedent.

In addition, we are not aware of any reported controlling precedent that is directly on point with respect to the questions presented above. Thus, our analysis is a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the issuance of injunctive relief) is subject to the discretion of the court asked to apply them. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. As a result, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe are supported by current precedent. The recipients of this letter should assess these considerations in analyzing the risks associated with the subject transaction.

DISCUSSION

I.	THE FEDERAL CONTRACT CLAUSE

The Federal Contract Clause provides that “[n]o State shall . . . pass any . . . Law impairing the Obligation of Contracts.”7 According to the United States Supreme Court, this language serves “to encourage trade and credit by promoting confidence in the stability of contractual

[7]	U.S. Const. art. I, § 10.

To the Persons Listed on the Attached Schedule I

[closing date], 2024

obligations.”8 Accordingly, “the [Federal] Contract Clause limits the power of the States to modify their own contracts as well as to regulate those between private parties.”9 While on its face the Federal Contract Clause appears to proscribe any law impairing the obligation of contracts, the Supreme Court has made clear that the Clause’s proscription “is not an absolute one and is not to be read with literal exactness like a mathematical formula.”10

Instead, the Supreme Court applies a three-part test to determine whether a legislative action violates the Federal Contract Clause:

(1)	whether the legislative action operates as a substantial impairment of a contractual relationship;

(2)	assuming such an impairment, whether the legislative action is justified by a significant and legitimate public purpose; and

(3)	whether the adjustment of the rights and responsibilities of the contracting parties is reasonable and appropriate given the public purpose behind the legislative action.[11]

In addition, in cases involving a contract with a state, there is an additional step known as the “reserved powers doctrine.” That doctrine requires a reviewing court to ask whether a state has “surrender[ed] an essential attribute of its sovereignty,” which the state is not permitted to do.12

[8]	U.S. Trust Co. v. New Jersey, 431 U.S. 1, 15 (1977).
[9]	Id. at 17.
[10]

Id. at 21 (internal quotation marks omitted); see also Energy Reserves Grp., Inc. v. Kan. Power & Light Co., 459 U.S. 400, 410 (1983) (“Although the language of the Federal Contract Clause is facially absolute, its prohibition must be accommodated to the inherent police power of the State ‘to safeguard the vital interests of its people.’”) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

[11]

Energy Reserves, 459 U.S. at 411–13; see also RUI One Corp. v. City of Berkeley, 371 F.3d 1137, 1147 (9th Cir. 2004) (citations omitted). The Supreme Court has sometimes indicated that Contract Clause challenges should be reviewed in three steps and sometimes in two. Compare Energy Reserves, 459 U.S. at 411-12 (identifying three-part test: (1) “substantial impairment,” (2) “significant and legitimate public purpose,” and (3) “reasonable” and “appropriate” means), with Sveen v. Melin, –– U.S. ––, 138 S. Ct. 1815, 1821-22 (2018) (referencing two-part test: (1) “substantial impairment,” and (2) “whether the state law is drawn in an appropriate and reasonable way to advance a significant and legitimate public purpose” (internal quotation marks omitted)). Whether articulated as a three-part or two-part test, however, the substance of the inquiry is the same. Melendez v. City of New York, 16 F.4th 992, 1031 (2d Cir. 2021).

[12]	U.S. Trust, 431 U.S. at 23.

To the Persons Listed on the Attached Schedule I

[closing date], 2024

The following subparts address: (1) whether a contract exists between the State and the Bondholders; (2) if so, whether that contract violates the “reserved powers” doctrine; and (3) the State’s burden in justifying an Impairment. The determination of whether a Legislative Action constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this letter expresses an opinion as to how a court of competent jurisdiction would resolve that issue with respect to the Financing Order, the Recovery Property, or the Bonds. Therefore, we assume for purposes of this letter that any Impairment resulting from a challenged Legislative Action would be substantial under the Federal Contract Clause.

A. The Existence of a Contractual Relationship

The law is clear that a contractual relationship may, in certain circumstances, arise from a legislative enactment. Courts have recognized, however, a general presumption that “absent some clear indication that [a] legislature intends to bind itself contractually, . . . ‘a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislature shall ordain otherwise.’”13 That presumption arises from the principle that a legislature’s primary function “is not to make contracts, but to make laws that establish the policy of the state.”14

The general presumption against a contractual relationship may be overcome where the language of the statute at issue indicates an intent to create contractual rights. To determine whether a contract has been created by a statute, courts have explained, “it is of first importance to examine the language of the statute.”15 On this score, the United States Supreme Court has held that a statute creates a contractual relationship between a state and private parties if the statute contains adequate language of contractual undertaking.16 According to the Court, a statutory contract is created “when the language and circumstances evince a legislative intent to create private rights of a contractual nature enforceable against the State.”17

[13]	Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465–66 (1985) (quoting Dodge v. Bd. of Education, 302 U.S. 74, 79 (1937)).
[14]	Id. at 466 (citing Ind. ex. Rel. Anderson v. Brand, 303 U.S. 95, 104–05 (1938)).
[15]	Dodge, 302 U.S. at 78.
[16]	See Brand, 303 U.S. at 104–05 (noting that “the cardinal inquiry is as to the terms of the statute supposed to create such a contract”); U.S. Trust, 431 U.S. at 17–18, 17 n.14.
[17]	U.S. Trust, 431 U.S. at 17 n.14; see also Barcellos & Wolfsen, Inc. v. Westlands Water Dist., 899 F.2d 814, 821 (9th Cir. 1990) (same).

To the Persons Listed on the Attached Schedule I

[closing date], 2024

Several Supreme Court decisions support the conclusion that the State Pledge creates a contractual relationship between the State and the Bondholders. For example, in U.S. Trust, the Supreme Court affirmed the trial court’s uncontested finding that a statutory covenant between two states that benefitted the holders of certain bonds gave rise to a contractual obligation between the states and those bondholders.18 The covenant at issue limited the ability of the Port Authority of New York and New Jersey to subsidize rail-passenger transportation with revenues and reserves pledged as security for various bonds. In finding the presence of a contract between the states and the bondholders, the Court emphasized that “[t]he intent to make a contract is clear from the statutory language: ‘The 2 States covenant and agree with each other and with the holders of any affected bonds.’”19

Similarly, in Brand, the Supreme Court held that the Indiana Teachers’ Tenure Act formed a contract between the state and specified teachers because the statutory language showed a clear contractual intent. Specifically, the Court based its decision on the legislature’s repeated and intentional use of the word “contract” throughout the statute to describe the legal relationship between the state and the impacted teachers.20 “The title of the act,” too, was “couched in terms of contract,” and “[t]he tenor of the act indicate[d] that the word ‘contract’ was not used inadvertently or in other than its usual legal meaning.”21

Like the language of the covenants considered in U.S. Trust and Brand, the language of the State Pledge manifests the California legislature’s intent to bind the State. In particular, the State Pledge provides, in pertinent part, that “[t]he State of California does hereby pledge and agree with the electrical corporation, owners of recovery property, financing entities, and holders of recovery bonds that the state shall neither limit nor alter. . . .”22 Similar to the terms “covenant” and “agree” quoted in U.S. Trust, and the word “contract” in Brand, the terms “pledge” and “agree” evince a desire to create private rights of a contractual nature enforceable against the State. And “[t]he tenor” of the State Pledge, as in Brand, indicates that those words were “not used inadvertently or in other than [their] usual legal meaning.” Also consistent with the language at issue in U.S. Trust, the State Pledge names the beneficiaries of the State’s pledge and agreement. Finally, it bears

[18]	Id. at 17–18.
[19]	Id. at 18 (quoting 1962 N.J. LAWS, c. 8, § 6; 1962 N.Y. LAWS, c. 209, § 6).
[20]

Brand, 303 U.S. at 105. That said, the mere use of the word “contract,” without more, will not necessarily establish the requisite contractual intent. See Nat’l R.R., 470 U.S. at 470. Indeed, in National Railroad, the Court found that the use of the word “contract” in the Rail Passenger Service Act defined only the relationship between the newly created nongovernmental corporation Amtrak and the railroads, not a contractual relationship between the United States and the railroads. The Court made clear that “[l]egislation outlining the terms on which private parties may execute contracts does not on its own constitute a statutory contract.” Id. at 467.

[21]	Brand, 303 U.S. at 105.
[22]	Pub. Util. Code § 850.1(e).

To the Persons Listed on the Attached Schedule I

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mention that the State authorized an issuer of recovery bonds to include the State Pledge in contracts with the holders of recovery bonds (such as the Bondholders). On this record, there is ample evidence to overcome the general presumption against statutory contracts and to conclude that the State Pledge creates a contractual relationship between the State and the Bondholders under the Federal Contract Clause. Perhaps equally important, we are unaware of any circumstances surrounding the enactment of the Wildfire Financing Law suggesting that the California legislature did not intend to bind contractually the State through the State Pledge.

B. The Reserved Powers Doctrine

As noted, the reserved powers doctrine limits the State’s ability to contract away an essential attribute of its sovereignty.23 According to this doctrine, if a contract purports to capitulate a state’s “reserved powers,” such a contract is void as a matter of law. Although the scope of the reserved powers doctrine has not been precisely defined by courts, Supreme Court case law has established that a state cannot enter into contracts that forbid the exercise of the state’s police powers or the state’s power of eminent domain.24 On the other hand, the Court has made clear that a state’s “power to enter into effective financial contracts cannot be questioned,” and promises that are “purely financial” do not necessarily compromise a state’s reserved powers.25

In our view, the State Pledge does not purport to surrender any reserved powers of the State. Although the State’s commitment not to “limit [or] alter . . . the fixed recovery charges, . . . recovery property, financing orders, or any rights under a financing order” is arguably broader than the commitment in U.S. Trust that revenues and reserves securing bonds would not be depleted beyond a certain level,26 the State Pledge does not purport to contract away or forbid the future exercise of the State’s power of eminent domain or police power to protect public health and safety. Through “financing order[s]” (like the Financing Order), the State will authorize electric utilities to issue “recovery bonds” (such as the Bonds) and pledges not to impair the value of the “recovery property” (i.e., the Recovery Property) securing such instruments. In other words, the State Pledge constitutes an agreement made by the State not to impair the financial security for recovery bonds to foster the capital markets’ acceptance of such bonds, which are expressly authorized and will be issued to facilitate the recovery of the costs of catastrophic wildfires. As such, we believe that the State Pledge is akin to the “financial contract” involved in U.S. Trust, and therefore would not be viewed as an impermissible surrender of an essential attribute of state sovereignty.

[23]	U.S. Trust, 431 U.S. at 23.
[24]	Id. at 23–24, 24 nn.20–21 (citing Stone v. Mississippi, 101 U.S. 814, 817 (1880); W. River Bridge Co. v. Dix, 47 U.S. 507, 525–26 (1848)).
[25]

Id. at 24; see also Cont’l Ill. Nat’l Bank & Trust Co. v. Washington, 696 F.2d 692, 699 (9th Cir. 1983) (“Thus, insofar as the purely financial aspects of the agreement are concerned, reservations are not to be lightly inferred.”).

[26]	U.S. Trust, 431 U.S. at 15.

To the Persons Listed on the Attached Schedule I

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C. The State’s Burden to Justify an Impairment

To survive scrutiny under the Federal Contract Clause, a substantial impairment by a state of a statutory contract can be justified only with “a significant and legitimate public purpose . . . such as the remedying of a broad and general social or economic problem.”27 In addition, the state must show that its action causing a substantial impairment is “reasonable and necessary to serve” such a public purpose. Admittedly, this analysis is case- and fact-specific, but the contours of the analysis are illustrated by several decisions of the United States Supreme Court.

For instance, in Home Building & Loan Association v. Blaisdell—“the leading case in the modern era of [Federal] Contract Clause interpretation”28—the Court assessed a challenge to a Minnesota law that, in response to economic conditions caused by the Great Depression: (1) authorized county courts to extend the period of redemption from foreclosure sales on mortgages “for such additional time as the court may deem just and equitable,” subject to certain limitations; and (2) regulated actions for deficiency judgments.29 In upholding the Minnesota law, the Court relied on the following factors: (1) an economic emergency threatened the loss of homes and land that provided state residents with necessary shelter and means of subsistence; (2) the law was not enacted for the benefit of specific individuals but for the protection of a broad interest of society; (3) the relief provided by the law was appropriately tailored to the emergency and could only be granted in reasonable conditions; (4) the conditions on which the law extended the period of redemption were not unreasonable; and (5) the law was temporary in operation and limited to the emergency on which it was based.

During the same term, the Supreme Court qualified its decision in Blaisdell, emphasizing the importance of the last factor analyzed—i.e., “the temporary and conditional relief which the legislation granted.”30 In W.B. Worthen Co. v. Thomas, the Court addressed a challenge to an Arkansas law providing that money paid to any Arkansas resident as the insured or beneficiary designated under an insurance policy would be exempt from liability or seizure under judicial

[27]

Energy Reserves, 459 U.S. at 411–12 (citation omitted). We are aware of no authority supporting the proposition that the will of the people, in and of itself, constitutes a broad and significant public purpose sufficient for a substantial impairment by a state of a statutory contract to survive a challenge under the Federal Contract Clause.

[28]	U.S. Trust, 431 U.S. at 15.
[29]	290 U.S. 398, 415–18 (1934).
[30]	W.B. Worthen Co. v. Thomas, 292 U.S. 426, 434 (1934).

To the Persons Listed on the Attached Schedule I

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process.31 The Court struck down the Arkansas law under the Federal Contract Clause, and in so doing noted that the Arkansas law was not a temporary emergency measure like the Minnesota law at issue in Blaisdell. Two other contemporaneous opinions issued by the Supreme Court vacated laws passed in response to the economic emergency created by the Great Depression, thereby reinforcing the notion that, to be justified, an impairment must be the result of a reasonable, necessary, and tailored response to a broad and significant public concern.32

Relatedly, the deference that courts give to a legislature’s determination of the need for an impairment has turned on whether the contract at issue is a private one or whether the state is a contracting party. In fact, any deference, the Supreme Court has instructed, to legislative judgment as to the necessity and reasonableness of a particular action, “is not appropriate” when the state is a party to the contract at issue.33 In that circumstance, a “stricter standard” should apply, for as the Court in Energy Reserves pointed out, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”34 The Ninth Circuit, too, has held that “[c]ourts defer to a lesser degree when the State is a party to the contract because the State’s self-interest is at stake.”35

The leading case involving the impairment of contracts to which the state is a party is U.S. Trust. There, two states agreed not to deplete the revenues and reserves securing certain bonds below a specified level. The states thereafter repealed that promise, justifying the repeal with the purported need to finance new mass transit projects in order to promote and encourage additional use of public transportation in light of energy shortages and environmental concerns.36 The Court ruled that the states’ action was invalid under the Federal Contract Clause because repeal of the covenant was “neither necessary to achievement of the plan nor reasonable in light of the

[31]	Id. at 429–30.
[32]	See Treigle v. Acme Homestead Ass’n, 297 U.S. 189 (1936); W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56 (1935).
[33]	U.S. Trust, 431 U.S. at 25–26.
[34]	459 U.S. at 412–13 n.14.
[35]

RUI One, 371 F.3d at 1147 (internal quotation marks omitted); Apartment Ass’n of Los Angeles Cnty. v. City of Los Angeles, 10 F.4th 905, 913 (9th Cir. 2021) (“A heightened level of judicial scrutiny is appropriate when the government is a contracting party. . . . But when the government is not party to the contract being impaired, courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.”) (internal citations and quotation marks omitted) (upholding eviction moratorium during COVID-19 pandemic on a finding that its provisions constituted “an appropriate and reasonable way to advance a significant and legitimate public purpose”).

[36]	431 U.S. at 28–29.

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circumstances.”37 The Court further stated that a modification less drastic than total repeal would have permitted the states to achieve their plan to improve commuter rail service, and, in fact, the states could have achieved that goal without modifying the covenant at all. For example, the states could have “discourage[d] automobile use through taxes on gasoline or parking, [ ] and use[d] the revenues to subsidize mass transit projects.”38

Moreover, the Court contrasted the legislation under consideration with the statute challenged in City of El Paso v. Simmons, which limited to five years the reinstatement rights of defaulting purchasers of land from the state.39 For many years prior to the enactment of that statute, defaulting purchasers were allowed to reinstate their claims upon written request and payment of delinquent interest unless the rights of third parties had intervened. In U.S. Trust, the Court opined that this older statute “had effects that were unforeseen and unintended by the legislature when originally adopted” in that “speculators were placed in a position to obtain windfall benefits.”40 Thus, according to the Court, the state’s adoption of a statute of limitations was reasonable to restrict parties to gains expected from the contract when the original statute was adopted. By comparison, the need for mass transportation in New York and New Jersey was not a new development and the likelihood that publicly owned commuter railroads would produce substantial deficits was well known when the states adopted the covenant.41

The U.S. Trust Court also distinguished its prior holding in Faitoute Iron & Steel Co. v. City of Asbury Park,42 which was, at that point, the “only time in th[e 20th] century that alteration of a municipal bond contract ha[d] been sustained.”43 Faitoute involved a state municipal reorganization act under which bankrupt local governments could be placed in receivership by a state agency. The holders of certain municipal revenue bonds received new securities bearing lower interest rates and later maturities. As recounted in U.S. Trust, the Faitoute Court rejected the bondholders’ Federal Contract Clause claims on the ground that the “old bonds represented only theoretical rights; as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms,” and thus the plan “enabled the city to meet its financial obligations more effectively.”44 U.S. Trust explained that the obligation in Faitoute was “discharged, not impaired” by the plan.45

[37]	Id. at 29.
[38]	Id. at 30 n.29.
[39]	379 U.S. 497 (1965).
[40]	U.S. Trust, 431 U.S. at 31.
[41]	Id. at 31–32.
[42]	316 U.S. 502 (1942).
[43]	U.S. Trust, 431 U.S. at 27.
[44]	Id. at 28.
[45]	Id.

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The case law demonstrates that the State bears a substantial burden in attempting to justify a significant impairment of a contract to which it is a party. As the Supreme Court put it, “[i]n almost every case, the Court has held a governmental unit to its contractual obligations when it enters financial or other markets.”46 That is because a state action that impairs contracts to which it is a party must further a significant, legitimate, and broad public purpose. And that public purpose must be served by a reasonable, necessary, and carefully tailored measure, since “a State is not free to impose a drastic impairment when an evident and more moderate course would serve its purposes equally well.”47

Subject to the qualifications, limitations, and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State under the Federal Contract Clause. We are also of the view that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the Federal Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair, or reduce the value of the Recovery Property or the Charges so as to cause an Impairment before the Bonds are fully paid and discharged.

II.	THE CALIFORNIA CONTRACT CLAUSE

The California Contract Clause mirrors the Federal Contract Clause in its proscription of laws “impairing the obligation of contracts.”48 It is therefore unsurprising that “[t]he California Supreme Court uses the federal Contract Clause analysis for determining whether a statute violates the parallel provision of the California Constitution.”49 This is no less true in cases involving a California statute that purports to repudiate the State’s own contractual obligations.50

[46]	Energy Reserves, 459 U.S. at 412 n.14 (citing U.S. Trust, 431 U.S. at 25–28); see also, e.g., Kavanaugh, 295 U.S. 56; Murray v. Charleston, 96 U.S. 432 (1877).
[47]	U.S. Trust, 431 U.S. at 31.
[48]	Cal. Const., Art. I, § 9.
[49]

Calfarm Ins. Co. v. Deukmejian, 48 Cal. 3d 805, 827–28 (1989); see also 20th Century Ins. Co. v. Superior Court, 90 Cal. App. 4th 1247, 1269 n.24 (2001) (“It is appropriate to rely on federal precedent in analyzing violations of both the California and United States contract clauses. This was the approach utilized in Calfarm Ins. Co. v. Deukmejian.”); Campanelli v. Allstate Life Ins. Co., 322 F.3d 1086, 1097 (9th Cir. 2003) (similar).

[50]

See, e.g., California Teachers Ass’n v. Cory, 155 Cal. App. 3d 494, 511–12 (1984) (relying on the “leading case” of U.S. Trust in the “special context . . . [of] the alteration of the state’s own obligation of payment”); Sonoma Cnty. Org. of Pub. Emps. v. Cnty. of Sonoma, 23 Cal. 3d 296 (1979) (relying on U.S. Trust and other federal cases in determining that section 16280 of the California Government Code, which invalidated agreements granting cost-of-living increases by local public agencies, was an invalid impairment of contract in violation of both the state and federal constitutions); Hermosa Beach Stop Oil Coalition v. City of Hermosa Beach, 86 Cal. App. 4th 534 (2001) (similar).

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That said, the California Court of Appeal in Hermosa Beach Stop Oil Coalition v. City of Hermosa Beach51 interpreted U.S. Trust in a different manner than have many federal courts. Specifically, although U.S. Trust purports to address the reserved powers doctrine in the context of evaluating the validity of a contract with a public utility, the court in Hermosa Beach viewed U.S. Trust as standing for the proposition that, assuming a contract with a public entity is valid, a different standard of review applies to laws impairing that contract if the law is in furtherance of the state’s police powers. In the court’s words: “If the legislation has been enacted pursuant to the state’s reserved police powers, rather than its taxing and spending powers, traditional standards of deference to the legislature’s judgment in economic and social matters must be observed.”52 The impact of that holding, of course, is to dampen the heightened scrutiny applied to laws impairing contracts with the State when the law at issue is an exercise of the State’s reserved police powers.

Notwithstanding Hermosa Beach, California courts have often been more protective of contract rights than their federal counterparts. For one thing, state courts have held that the California Contract Clause applies not only to legislative action but also to judicial action.53 For another, California courts held that, unlike the federal decisions noting that a statute must evince an explicit intent to confer contract rights, under California law “a legislative intent to grant contractual rights can be implied from a statute if it contains an unambiguous element of exchange

[51]	86 Cal. App. 4th 534 (2001).
[52]	Id. at 561.
[53]	See Bradley v. Superior Court, 48 Cal. 2d 509, 519 (1957) (“Neither the court nor the Legislature may impair the obligation of a valid contract.”); White v. Davis, 30 Cal. 4th 528, 548 (2003) (same).

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of consideration by a private party for consideration offered by the state.”54 The Third District Court of Appeal has also instructed that “failure to perform pursuant to the terms of the contract . . . can only be viewed as an impairment of the contract.”55 Thus, there appears to be no legal distinction between a “breach” of the State Pledge and an “impairment” of the State Pledge for purposes of California Contract Clause analysis. Finally, the Third District even went as far as explaining that U.S. Trust imposed a “strict scrutiny” standard (as opposed to merely “heightened” scrutiny) when the State seeks to justify an impairment of its own contractual funding obligations,56 although the court Hermosa Beach later rejected such a reading of U.S. Trust and applied a “careful examination” standard for such impairments.57

In addition, California courts have cited favorably the Supreme Court’s analysis in Energy Reserves. To give but one example, the court in 20th Century Insurance held that legislation reviving expired insurance claims arising out of a particular earthquake did not violate the California Contract Clause. The court premised that holding on the fact that the insurance industry, like the industry at issue in Energy Reserves, was an actively regulated industry:

In determining whether legislation amounts to a substantial impairment, one factor to be considered is “whether the industry the complaining party has entered has been regulated in the past.” Whether the state actively regulates the industry at issue frames the parties’ reasonable expectations and minimizes any potential statutory impairment. In California, the insurance business “is a highly regulated industry, and one in which further regulation can reasonably be anticipated.” The Calfarm court noted that by at least 1988, “insurers were well aware of the possibility that initiatives or ordinary legislation might be enacted that would affect existing policies.”58

[54]

California Teachers, 155 Cal. App. 3d at 505; see also Ret. Emps. Ass’n of Orange Cnty., Inc. v. Cnty. of Orange, 266 P.3d 287, 296 (Cal. 2011) (“Although the intent to make a contract must be clear, our case law does not inexorably require that the intent be express.”).

[55]	Id. at 510.
[56]	Id. at 511–512; see also Bd. of Admin. of the Pub. Emps.’ Ret. Sys. v. Wilson, 52 Cal. App. 4th 1109, 1155 (1997).
[57]	86 Cal. App. 4th at 569.
[58]	90 Cal. App. 4th at 1269.

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As is true with federal courts, California courts have invalidated impairments of public and private bonds. In Islais Co. v. Matheson, the California Supreme Court struck down legislation that retroactively changed the interest and penalty rates for reclamation district bonds.59 At the time the bonds were issued, the California Political Code set the relevant interest rate at twelve percent and the penalty rate at twenty percent. In 1931, after the bonds were issued, the State amended the California Political Code, reducing the interest rate to seven percent and the penalty rate to ten percent. The court held that the “obligations of the contract are determined by the law in effect at the time the contract was made,” and that the contract rate for the bonds at issue should therefore be the statutory rate prior to the 1931 amendment.60 The court also found that the amendment was not justified as a “police power measure[ ],” that the penalties and interest reduced by the amendment were “an integral part of the fund constituted by law as security for the payment of [the] outstanding bonds,” and that the amendment thus could not be applied retroactively.61

Similarly, in Schuhart v. Pinguelo, the California Court of Appeal invalidated a state contractual impairment on the ground that the State failed to offer adequate justification.62 The case involved bonds issued by the Pleasanton Township County Water District under the Improvement Act of 1911 to construct public improvements for the benefit of certain parcels of real property. In accordance with the Improvement Act, assessments were levied against each parcel of real property benefitting from the improvements, and the assessment became a lien against the parcel. A separate bond representing each unpaid assessment could be issued to finance the improvements. At the time the bonds were issued, the statutory penalty rate was one percent. But the Legislature subsequently amended the statute by changing the rate to two percent. The Court of Appeal found that, because the law in effect at the time the bonds were issued provided for a one percent penalty rate and the face of the bonds stated the same, the change from one percent to two percent was “a substantial change in the obligation assumed” by the obligor.63 The court ultimately held that the Legislature, in increasing the penalty rate, did not exercise police powers to protect a broad societal interest and therefore the impairment was not justified under the California Contract Clause.64

In short, the great weight of authority instructs that courts in the State have interpreted the California Contract Clause consistent with the analysis applied by federal courts interpreting the Federal Contract Clause. For that reason, our assessment regarding the Federal Contract Clause generally applies to the California Contract Clause as well. In particular, the relevant case law demonstrates that the State bears a substantial burden when attempting to justify an impairment of a contract to which it is a party.65 And a state action that impairs such contracts must further a significant, legitimate, and broad public purpose, not the interests of a narrow group, and that public purpose must be served by a reasonable, necessary, and carefully tailored measure.

[59]	3 Cal. 2d 657, 662 (1935).
[60]	Id.
[61]	Id. at 666.
[62]	230 Cal. App. 3d 1599 (1991).
[63]	Id. at 1605.
[64]	Id. at 1606.
[65]

It is also true, however, that in California the detrimental impact on contract beneficiaries must be more than theoretical to constitute an unconstitutional impairment. The challenger must present evidence demonstrating a detrimental impact. See, e.g., Cal. Redevelopment Ass’n v. Matosantos, 212 Cal. App. 4th 1457, 1494 (2013).

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Subject to the qualifications, limitations, and assumptions set forth in this letter, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State Pledge constitutes a contractual relationship between the Bondholders and the State under the California Contract Clause. We are also of the view that, absent a demonstration by the State that an Impairment is necessary to further a significant and legitimate public purpose, and upon a finding by the court that an evident and more moderate course would serve the State’s purposes equally well, the Bondholders (or the Indenture Trustee acting on their behalf) could successfully challenge under the California Contract Clause the constitutionality of any Legislative Action determined by such court to limit, alter, impair, or reduce the value of the Recovery Property or the Charges so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged.

III.	INJUNCTIVE RELIEF

In a challenge to Legislative Action under the Federal or California Contract Clause, we expect that a plaintiff would seek, among other potential remedies, an injunction preventing state officials from enforcing the provisions of such Legislative Action.66 A preliminary injunction would serve to delay the implementation of the Legislative Action pending the final resolution of the Contract Clause challenge, whereas a permanent injunction would prevent any future implementation of the Legislative Action once the court has resolved the merits of the litigation.

A. The Availability of Preliminary Injunctive Relief in Federal Court

A federal court balances the following equitable factors in deciding whether to grant preliminary injunctive relief: (1) whether the party seeking an injunction is likely to succeed on the merits; (2) whether the party is likely to suffer irreparable harm in the absence of injunctive relief; (3) whether the balance of equities tips in favor of the party seeking the injunction; and (4)

[66]

Notably, if a plaintiff also sought money damages in federal court, the state defendant(s) could claim immunity. The Eleventh Amendment generally bars federal courts from granting money damages against the State, see Ariz. Students’ Ass’n v. Ariz. Bd. of Regents, 824 F.3d 858, 865 (9th Cir. 2016), unless the State waived that immunity, see Walden v. Nevada, 945 F.3d 1088, 1092 (9th Cir. 2019).

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whether an injunction is in the public interest.67 The decision to grant or deny a preliminary injunction is committed to the sound discretion of a federal district court, and the court’s exercise of that discretion is reviewed on appeal under the deferential “abuse of discretion” standard.68

Success on the Merits. For purposes of this opinion, and consistent with the assumptions above, we assume that a reviewing court would find a strong likelihood of success on the merits, i.e., that the Legislative Action is likely an Impairment. Thus, we examine only the three remaining elements of the standard for a preliminary injunction.

Irreparable Harm. In evaluating the irreparable harm prong on a request for a preliminary injunction, courts in the Ninth Circuit evaluate whether (1) there is a sufficient causal connection between the alleged injury and the conduct sought to be enjoined;69 (2) irreparable injury is likely in the absence of an injunction;70 (3) the threat of harm to the plaintiff is immediate;71 and (4) litigation can offer monetary compensation instead, i.e., an availability of an alternative remedy.72

Causation. To obtain a preliminary injunction, Bondholders would have to prove that enforcement of the Legislative Action caused harm to them, such as loss of expected payments or loss of bond value. Because an Impairment, by definition, is Legislative Action that operates to the detriment of Bondholders, we believe that Bondholders would be able to show causation.

[67]

See, e.g., Winter v. Nat. Res. Def. Council, Inc., 555 U.S. 7, 20 (2008); Stormans, Inc. v. Selecky, 586 F.3d 1109, 1127 (9th Cir. 2009). There is, in the Ninth Circuit, an alternative formulation of the test indicating that the greater the relative hardship to the party seeking the preliminary injunction, the less probability of success must be shown. See Stormans, 586 F.3d at 1127. In particular, under this “sliding scale” approach the trial court can “balance” the requirements for a preliminary injunction so that a stronger showing of irreparable harm to plaintiff may offset a lesser showing of likelihood of success on the merits. Alliance for Wild Rockies v. Cottrell, 632 F.3d 1127, 1131 (9th Cir. 2011). But even under the “sliding scale” test, the mere possibility of irreparable injury to plaintiffs does not permit injunctive relief, since such relief still requires some proof of a likelihood of irreparable injury. See Stormans, 586 F.3d at 1127.

[68]	Associated Press v. Otter, 682 F.3d 821, 824 (9th Cir. 2012) (internal quotation marks omitted).
[69]	See Perfect 10, Inc. v. Google, Inc., 653 F.3d 976, 982 (9th Cir. 2011); Garcia v. Google, Inc., 786 F.3d 733, 745 (9th Cir. 2015).
[70]	See Winter, 555 U.S. at 22.
[71]	See Caribbean Marine Servs. Co. v. Baldrige, 844 F.2d 668, 674 (9th Cir. 1988).
[72]

See Sampson v. Murray, 415 U.S. 61, 90 (1974); Idaho v. Coeur d’Alene Tribe, 794 F.3d 1039, 1046 (9th Cir. 2015) (purely economic harms generally not irreparable, as money lost may be recovered later in litigation).

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Likelihood of Injury. Bondholders would also have to prove that their harm is likely in the absence of an injunction. Again, however, the presence of likely harm is what makes the Legislative Action an Impairment in the first place. Thus, we assume here that Bondholders could prove likely harm without an injunction. As noted below, with respect to alternative remedies, where a constitutional violation is established, the irreparable injury element is satisfied. See infra n.74 and accompanying text.

Immediacy. If scheduled payments are disrupted or bond values are depressed by Legislative Action before a trial on the merits, then the Bondholders can prove immediate harm. If, however, a trial on the merits could take place before such harm occurs, then the harm may not be immediate enough to support a preliminary injunction.73

Alternative Remedies. Unless the State waives immunity, the Eleventh Amendment bars federal courts from granting money damages against the State. Thus, absent such a waiver, money damages would be unavailable to redress the harm to the Bondholders from the Legislative Action. Moreover, where a “constitutional violation is established,” for instance a violation of the Federal Contract Clause, “usually no further showing of irreparable injury is necessary” to obtain a preliminary injunction.74

Balance of Equities. In deciding whether to grant a preliminary injunction, courts typically identify the harm that a preliminary injunction might cause the defendant, and weigh that harm against the plaintiff’s threatened injury.75 Here, a court will likely consider the balance of harm in the “public interest” step of the analysis because the balance of equities and the public interest often merge when the government is the party opposing the request for a preliminary injunction.76

[73]	See, e.g., Roland Mach. Co. v. Dresser Indus., Inc., 749 F.2d 380, 386 (7th Cir. 1984).
[74]	11A Charles Alan Wright, Arthur R. Miller & Edward H. Cooper, FEDERAL PRACTICE AND PROCEDURE § 2944, at 94 (2d ed. 1995) (citing cases).
[75]	See Winter, 555 U.S. at 24; Earth Island Inst. v. Carlton, 626 F.3d 462, 475 (9th Cir. 2010).
[76]	See Nken v. Holder, 556 U.S. 418, 435 (2009); Drakes Bay Oyster Co. v. Jewell, 747 F.3d 1073, 1092 (9th Cir. 2014).

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Public Interest. In assessing the last element of a preliminary injunction request, courts “pay particular regard for the public consequences in employing the extraordinary remedy of injunction.”77 In fact, “[a]ny time a State is enjoined by a court from effectuating statutes enacted by representatives of its people, it suffers a form of irreparable injury.”78 But the law is also clear that there is no “blanket presumption in favor of the government in all preliminary injunction cases.”79 And importantly, the government has no interest in enforcing unconstitutional laws,80 and courts have instructed that financial concerns are not a paramount public interest.81 Thus, if a court determines that the Bondholders have established a substantial likelihood that a Legislative Action is unconstitutional under the Contract Clause—and, for the reasons explained above, we believe they can—then the “public interest” factor will counsel in favor of an injunction.

Based on the foregoing, the Bondholders likely could satisfy the standards for preliminary injunctive relief to prevent an unconstitutional Impairment, although much will depend on the particulars of the Legislative Action.

B. The Availability of Permanent Injunctive Relief in Federal Court

The requirements for a permanent injunction are much the same as those for a preliminary injunction. As noted above, the only meaningful difference is that, to obtain a permanent injunction, the Bondholders must show actual success on the merits, i.e., prevailing at trial.82 Because we expect that the Bondholders could obtain a preliminary injunction (subject to the caveats described above), we also expect that they could obtain a permanent injunction after succeeding at trial.

[77]	Winter, 555 U.S. at 24; see also Salazar v. Buono, 559 U.S. 700, 714 (2010); Flexible Lifeline Sys., Inc. v. Precision Lift, Inc., 654 F.3d 989, 996–97 (9th Cir. 2011).
[78]	Maryland v. King, 567 U.S. 1301, 1303 (2012) (internal quotation marks omitted).
[79]	Rodriguez v. Robbins, 715 F.3d 1127, 1145–46 (9th Cir. 2013).
[80]	See KH Outdoor, LLC v. City of Trussville, 458 F.3d 1261, 1272 (11th Cir. 2006); N. Y. Progress & Prot. PAC v. Walsh, 733 F.3d 483, 488 (2nd Cir. 2013).
[81]

See, e.g., Indep. Living Ctr. of S. Cal., Inc. v. Maxwell-Jolly, 572 F.3d 644, 659 (9th Cir. 2009) (“State budgetary considerations do not . . . in social welfare cases, constitute a critical public interest that would be injured by the grant of preliminary relief.”), vacated and remanded on other grounds sub nom Douglas v. Indep. Living Ctr. of S. Cal., Inc, 565 U.S. 606 (2012); Pashby v. Delia, 709 F.3d 307, 331 (4th Cir. 2013) (“[T]he public interest in this case lies with safeguarding public health rather than with assuaging North Carolina’s budgetary woes.”) (finding that public interest weighed in favor of preliminary injunction enjoining state from implementing new Medicaid eligibility policy).

[82]	See Perfect 10, 653 F.3d at 979–80.

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IV.	THE FEDERAL TAKINGS CLAUSE

The Federal Takings Clause provides that private property shall not “be taken for public use, without just compensation.”83 The Federal Takings Clause is applicable to state action via the Fourteenth Amendment,84 and the Clause covers both tangible and intangible property.85 Rights under contracts can be property for purposes of the Federal Takings Clause,86 but legislation that “disregards or destroys” contract rights does not always constitute a taking.87 Where intangible property is at issue, state law will determine whether a property right exists. And if a court determines that an intangible asset is property, the court will then consider whether the owner of that property interest had a “reasonable investment-backed expectation” that the property right would be protected.88

The United States Supreme Court has suggested that the Federal Takings Clause may be implicated by a diverse range of government actions, including when the government (1) permanently appropriates or denies all economically productive use of property;89 (2) destroys property other than in response to emergency conditions;90 and (3) reduces, alters, or impairs the value of property so as to unduly interfere with reasonable investment-backed expectations.91 To decide whether a particular interference is “undue,” courts have considered the nature of the governmental action and weighed the public purpose served by the action against the degree to which it interferes with legitimate property interests and/or investment-backed expectations.92

[83]	U.S. Const. amend. V.
[84]	See Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).
[85]	See Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).
[86]	See Lynch v. United States, 292 U.S. 571, 577 (1934).
[87]	See Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224 (1986).
[88]	PruneYard Shopping Ctr. v. Robins, 447 U.S. 74, 83 (1980); see also 2 Ronald D. Rotunda & John E. Nowak, TREATISE ON CONSTITUTIONAL LAW: SUBSTANCE AND PROCEDURE § 15.12(a)(iii), at 971 (5th ed. 2012).
[89]

See, e.g., Connolly, 475 U.S. at 225; Palazzolo v. Rhode Island, 533 U.S. 606, 617 (2001); Lucas v. S.C. Coastal Council, 505 U.S. 1003, 1027–28 (1992); United States v. Sec. Indus. Bank, 459 U.S. 70, 77 (1982).

[90]

The emergency exception to the just compensation requirement of the Federal Takings Clause often arises in cases involving the government’s activities during military hostilities. See, e.g., Nat’l Bd. of Young Men’s Christian Ass’ns v. United States, 395 U.S. 85 (1969); United States v. Cent. Eureka Mining Co., 357 U.S. 155 (1958). Of note, though, the exception is not limited to wartime activities. See Miller v. Schoene, 276 U.S. 272 (1928).

[91]	See Connolly, 475 U.S. at 224–25; Cent. Eureka Mining, 357 U.S. 155.
[92]	See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485 (1987)

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The Supreme Court has identified two categories of regulatory action that constitute per se takings: (1) regulations that require a property owner to suffer a permanent physical invasion of property, and (2) regulations that deprive the owner of all economically beneficial use of the property.93 Beyond these two narrow categories, challenges to regulations that interfere with protected property interests are governed by the three-part test set forth in Penn Central Transportation Co. v. City of New York.94 Under that test, a regulation constitutes a taking if it denies a property owner “economically viable use” of that property, which is, in turn, determined by three factors: (1) the character of the governmental action; (2) the economic impact of the regulation on the claimant; and (3) the extent to which the regulation has interfered with distinct investment-backed expectations.95

The first Penn Central factor requires the Court to examine “the purpose and importance of the public interest underlying a regulatory imposition” with an “inquir[y] into the degree of harm created by the claimant’s prohibited activity, its social value and location, and the ease with which any harm stemming from it could be prevented.”96

The second Penn Central factor incorporates the principle enunciated by Justice Holmes many years ago: “Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law.”97 Thus, “not every destruction or injury to property by governmental action has been held to be a ‘taking’ in the constitutional sense.”98 Diminution in property value alone, for example, does not constitute a taking unless accompanied by serious economic harm.

[93]	Lingle v. Chevron USA, Inc., 544 U.S. 528, 538 (2005).
[94]	438 U.S. 104 (1978).
[95]	Id. at 124, 138 n.36.
[96]	Maritrans Inc. v. United States, 342 F.3d 1344, 1356 (Fed. Cir. 2003) (internal citation and quotation marks omitted).
[97]	Penn. Coal Co. v. Mahon, 260 U.S. 393, 413 (1922).
[98]	Armstrong v. United States, 364 U.S. 40, 48 (1960).

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The third and final Penn Central factor is “a way of limiting takings recovery to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime.”99 The burden under this factor of showing interference with reasonable, investment-backed expectations is a heavy one.100 Indeed, a reasonable, investment-backed expectation “must be more than a ‘unilateral expectation or an abstract need,’”101 and “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”102 To sustain a claim under the Federal Takings Clause, the challenging party must show that it had a “reasonable expectation” at the time the contract was entered that the party “would proceed without possible hindrance” arising from changes in government policy.103

We are not aware of any federal case law that addresses the applicability of the Federal Takings Clause in the context of a purported exercise by a state of its police power to abrogate or impair contracts otherwise binding on the state. The outcome, thus, of any claim that interference by the State with the value of the Recovery Property without compensation is unconstitutional would likely depend on factors such as the State interest furthered by that interference and the extent of financial loss to the Bondholders caused by that interference. Also relevant to a court’s inquiry would be the extent to which the Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment. With respect to the last factor, we note that the Wildfire Financing Law expressly provides for the creation of Recovery Property in connection with the issuance of the Bonds, and further provides that the Financing Order, once final, is irrevocable. Moreover, through the State Pledge, the State has “pledge[d] and agree[d] with the . . . holders of [the] recovery bonds” not to impair the value of such Recovery Property.104 Given the foregoing, we believe that Bondholders very likely have reasonable investment-backed expectations in their investments in the Bonds.

Based on our analysis of relevant judicial authority, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this letter, that under the Federal Takings Clause, a reviewing court of competent jurisdiction would hold that the State is required to pay just compensation to the Bondholders if the State’s repeal or amendment of the Wildfire Financing Law or any other action by the State in contravention of the State Pledge constituted a Taking. As noted earlier, in determining whether there is an undue interference, a court would consider the nature of the governmental action and weigh the public purpose served by that action against the degree to which the action interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.105

[99]	Loveladies Harbor, Inc. v. United States, 28 F.3d 1171, 1176 (Fed. Cir. 1994).
100	DeBenedictis, 480 U.S. at 493.
101	Monsanto, 467 U.S. at 1005–06 (quoting Webb’s Fabulous Pharmacies, 449 U.S. at 161).
102	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
103	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).
104	Pub. Util. Code § 850.1(e).
105

The State Pledge provides that “nothing contained in this section shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the electrical corporation and of owners and holders of the recovery bonds” Id. (emphasis added). In Federal Takings Clause jurisprudence, “adequate provision” refers to the existence of a procedure to seek “just compensation.” It does not create an additional or different standard for measuring the adequacy of the compensation. And, where a state has made an “adequate provision” for a party to seek such “just compensation,” a party will be unable to enjoin the government’s action. Knick v. Twp. of Scott, 139 S. Ct. 2162, 2176-77 (2019). But, under present law, to the extent that there is a Taking and the State’s procedures for seeking just compensation are inadequate, Bondholders (or the Indenture Trustee on their behalf) or the Issuer could seek to enjoin enforcement of the State action by suing individual state officers under Ex Parte Young, 209 U.S. 123, 155–56 (1908) and 42 U.S.C. § 1983.

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V.	THE CALIFORNIA TAKINGS CLAUSE

The California Takings Clause provides that “Private Property may be taken or damaged for public use only when compensation, ascertained by a jury unless waived, has first been paid to, or into court for, the owner.”106 Because the provision includes the word “damaged” in its prohibition, the California Takings Clause “protects a somewhat broader range of property values” than the Federal Takings Clause.107 “But aside from that difference, not pertinent here, [California courts] appear to have construed the clauses congruently.”108 Courts have thus followed the United States Supreme Court’s holdings, including Ruckelshaus, Connolly, and Eastern Enters. v. Apfel, in assessing claims under the California Takings Clause.109

Notably, in Action Apartment Association v. Santa Monica Rent Control Board,110 the Court of Appeal held that apartment owners adequately pled a cause of action for a taking where the Rent Control Board required them to pay a higher rate of interest on security deposits than the rate of interest paid by banks. The court began by explaining that “[t]raditional takings principles did not develop with this scenario in mind.”111 “Even so, we find that current takings jurisprudence provides an adequate framework for analyzing the issue before us.”112 The court found that the case did not fit either of the categorical takings scenarios, and hence analyzed the issue as a regulatory taking.

106	Cal. Const., Art. I, § 19.
107	San Remo Hotel L.P. v. City and Cnty. of San Francisco, 27 Cal. 4th 643, 664 (2002).
108	Id.
109

See, e.g., DVD Copy Control Ass’n, Inc. v. Bunner, 31 Cal. 4th 864, 878 (2003) (citing Ruckelshaus); Golden Cheese Co. v. Voss, 230 Cal. App. 3d 727 (1991) (following Connolly); Myers v. Philip Morros Cos., Inc., 28 Cal. 4th 828, 846 (2002) (following Eastern Enters. v. Apfel, 524 U.S. 498 (1998)).

110	94 Cal. App. 4th 587 (2001).
111	Id. at 601.
112	Id.

To the Persons Listed on the Attached Schedule I

[closing date], 2024

Applying federal precedent, the court then reviewed the three Penn Central factors. The court first found that the rent control law would require landlords to pay $2.3 million over three years, which amounted to each individual landlord, on average, paying $718 or $82.50 per rental unit.113 Although not a large amount, the court noted that a “small taking is still a taking.”114 With respect to the second factor, the court found that payment of three percent interest was contrary to the landlords’ reasonable investment-backed expectations: “Landlords might have expected that, some day, they would have to pay security deposit interest to their tenants . . . , but they surely did not expect the payments would exceed the interest paid by banks.”115 Finally, the court found that the character of the action did not support its validity:

[t]he provision[] of the ordinance requiring that interest on security deposits be paid [by landlords at a specified rate, regardless of market conditions, is] remote . . . from any concern with the health or safety of [Santa Monica residents], the quality of housing in [Santa Monica], or the welfare of [Santa Monica] as a whole. [The ordinance’s] only apparent rationale is to transfer wealth from landlords . . . to tenants—making [it] an unedifying example of class legislation . . . .116

Relatedly, in Customer Co. v. City of Sacramento,117 the California Supreme Court addressed a takings claim brought by the owner of a convenience store to recover for damage caused by efforts of police to apprehend a suspect who had taken refuge in the store. The court held that the owner was not entitled to just compensation, a conclusion bolstered by consideration of cases applying the “so-called emergency exception” to the just compensation requirement.118 As relevant here, the court also noted that:

113	Id. at 606.
114	Id.
115	Id.
116	Id. The California Supreme Court has interchangeably referred to an “emergency exception,” the “doctrine of noncompensable loss,” and the “police power exception” to the California Takings Clause.
117	10 Cal. 4th 368 (1995).
118	Id. at 383.

To the Persons Listed on the Attached Schedule I

[closing date], 2024

Injury to property can and often does result from the demolition of buildings to prevent the spread of conflagration, from the abandonment of an existing highway, from the enforced necessity of improving property in particular ways to conform to police regulations and requirements. . . . And equally well settled and understood is the law that in the exercise of this same power property may in some, and indeed in many, instances be utterly destroyed. The destruction of buildings, of diseased animals, of rotten fruit, of infected trees, are cases that at once come to mind as applicable to both personalty and realty.119

In such cases, the court stated, where the State acts within the “the legitimate purview and scope of the police power,” it causes “damage without injury.”120 In addition to the federal authorities discussed above, the court referenced a prior state decision addressing what the court referred to as the “doctrine of noncompensable loss”: “This doctrine of noncompensable loss comes into play in connection with more direct ‘taking’ or ‘damaging’ of property only under ‘emergency’ conditions; i.e., when damage to private property is inflicted by government ‘under the pressure of public necessity and to avert impending peril.’”121 The court concluded that the damage caused by the police was such a noncompensable loss.

Finally, the California Supreme Court in Holtz v. Superior Court122 addressed a takings claim in connection with a city’s excavation work that damaged the lateral support of the plaintiff’s land. The court discussed the doctrine of noncompensable loss, which it also referred to as the “police power” exception:

[T]he “police power” doctrine “generally . . . operates in the field of regulation,” rendering “damages” occasioned by the adoption of administrative or legislative provisions noncompensable [internal citations omitted]; this doctrine of noncompensable loss comes into play in connection with more direct “taking” or “damaging” of property only under “emergency” conditions; i.e., when damage to private property is inflicted by government “under the pressure of public necessity and to avert impending peril.” Recognizing that a broad interpretation of this doctrine of noncompensable loss would completely vitiate the constitutional requirement of just compensation, the courts have narrowly circumscribed the types of emergency that will exempt the public entity from liability.123

119	Id. (quotation omitted).
120	Id.
121	Id. at 384 (quoting Holtz v. Superior Court, 3 Cal. 3d 296, 305 (1970)).
122	Holtz, 3 Cal. 3d 296.
123	Id. at 305 (citations omitted).

To the Persons Listed on the Attached Schedule I

[closing date], 2024

In so holding, the court offered as examples of noncompensable losses “the demolition of all or parts of buildings to prevent the spread of conflagration, or the destruction of diseased animals, or rotten fruit, or infected trees where life or health is jeopardized.”124 Because the city excavation work at issue bore little resemblance to those examples, the court found the police power doctrine inapplicable as a matter of law.

Under the federal and state authorities discussed above, we reach the same opinion under the California Takings Clause that we expressed regarding the Federal Takings Clause, except to the extent that the emergency exception might apply comparatively more broadly under California law. There are, to be sure, few examples of the application of the “emergency” exception. But it is possible that a future State emergency could justify the destruction of the Recovery Property without compensation.

*  *  *  *  *  *  *

124	Id. at 305 n.10.

To the Persons Listed on the Attached Schedule I

[closing date], 2024

This opinion letter may not be relied on in any manner or for any purpose by any person other than the addressees listed on Schedule I hereto. Nor may you rely on this opinion letter for any purpose other than the transactions described herein. This opinion letter may not be quoted, published, communicated, or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter), other than the addressees listed on Schedule I hereto, without our specific prior written consent, except that each of the Underwriters may furnish copies of this letter (1) to any of its accountants or attorneys, (2) to comply with any subpoena, order, regulation, ruling, or request of any judicial, administrative, governmental, supervisory, or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (3) to any other person for the purpose of substantiating an Underwriter’s due diligence defense, and (4) as otherwise required by law. Provided, however, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof. While a copy of this opinion letter may be posted by or at the direction of PG&E or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by PG&E or the Issuer, such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this opinion letter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the U.S. Securities and Exchange Commission.

This opinion letter is being issued as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,

Schedule I

As Representatives of the several Underwriters

Pacific Gas and Electric Company

300 Lakeside Drive

Oakland, California 94612

PG&E Recovery Funding LLC

c/o Pacific Gas and Electric Company

300 Lakeside Drive

Oakland, California 94612

The Bank of New York Mellon Trust Company, N.A.

Attn: ABS Structured Finance

311 S. Wacker Drive, Suite 6200B, Floor 62, Mailbox #44

Chicago, IL 60606

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 24th Floor

New York, New York 10007

Attention: ABS/RMBS Monitoring Department

S&P Global Ratings, a division of S&P Global Inc.

55 Water Street, 40th Floor

New York, New York 10041

Attention: Structured Credit Surveillance